Exhibit 10.10

CADMUS COMMUNICATIONS CORPORATION

RESTRICTED STOCK AGREEMENT

Granted «date»

This Restricted Stock Agreement is entered on «date» pursuant to the Cadmus Communications Corporation 2004 Key Employee Stock Compensation Plan (the “2004 Plan”) and the subplan thereunder known as the FY 2005-2007 Executive Long-Term Incentive Plan (the “Plan”) of Cadmus Communications Corporation (the “Company”) and evidences the grant of Restricted Stock (as defined in the 2004 Plan and the Plan), and the terms, conditions and restrictions pertaining thereto, to «name» (the “Employee”).

WHEREAS, the Company maintains the 2004 Plan and the Plan under which the Committee (as defined in the Plan) may, among other things, award shares of the Company’s common stock (the “Common Stock”) to such key employees of the Company and its subsidiaries as the Committee may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has granted to the Employee a restricted stock award conditioned upon the execution by the Company and the Employee of a Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its subsidiaries by the Employee and of the covenants contained herein, the parties hereby agree as follows:

1. Award of Shares. Under the terms of the Plan, the Committee has awarded to the Employee a restricted stock award on «date» (“Award Date”), covering «shares» shares of the Company’s Common Stock (the “Award Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement. This Award is granted pursuant to the 2004 Plan and the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions). The Award Shares are intended to be a Performance-Based Compensation Award for purposes of the 2004 Plan.

2. Period of Restriction. Unless otherwise provided by the Committee, the Period of Restriction shall last until the Award Shares are settled or forfeited pursuant to the 2004 Plan and the Plan. A copy of the Plan and the schedule captioned “Goals for the 2005-2007 Performance Cycle” has been provided to the Employee and the Employee acknowledges receipt thereof.

3. Stock Certificates. The stock certificate(s) for the Award Shares shall be registered on the Company’s stock transfer books in the name of the Employee. Physical possession of the stock certificate(s) shall be retained by the Company until such time as the restriction lapse. The Employee shall provide a duly executed stock power in blank to the Company. The certificate(s) evidencing the Award shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Cadmus Communications Corporation 2004 Key Employee Stock Compensation Plan (including the subplan thereunder known as the FY 2005-2007 Executive Long-Term Incentive Plan), in the rules and administrative procedures adopted pursuant to such Plan and subplan, and in a Restricted Stock Agreement dated «date». A copy of such Plan and subplan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Cadmus Communications Corporation.

4. Voting Rights. During the Period of Restriction, Employee may exercise full voting rights with respect to the Award Shares.

5. Dividends and Other Distributions. During the Period of Restriction, dividends and other distributions shall be handled as provided in the 2004 Plan and the Plan.

7. Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. At its discretion, the Committee may require the Employee or any successor in interest to reimburse the Company for any such taxes required to be withheld by the Company and to withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to or with respect to the Employee an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to reimburse the Company for any such taxes. The Employee is authorized to deliver shares of the Company’s Common Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares acquired pursuant to this Award if the Period of Restriction therefore has lapsed).

8. Administration of Plan. The 2004 Plan and the Plan are administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the 2004 Plan and the Plan, to make rules of general application relating to the 2004 Plan and the Plan, to amend outstanding awards pursuant to the he 2004 Plan and the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

9. Notices. Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

Attention: Secretary

Any notice to the Employee required under or relating to this Agreement shall be in writing and addressed to the Employee at his address as it appears on the records of the Company.

To evidence their agreement to the terms, conditions and restrictions hereof, the Company and the Employee have signed this Agreement as of the date first above written.

COMPANY:

CADMUS COMMUNICATIONSCORPORATION

By:
Its:

EMPLOYEE:

By:
«name»